Exhibit 10(13)

                                                               -----------, ----

                  DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

---------------:

     You are hereby granted the option to purchase a total of ________ shares of the Common Stock, without par value ("Common Stock"), of River Valley Bancorp ("RVB") over the next ten years , on the following terms and conditions:

     1. The purchase price of the shares of Common Stock subject to this option is $_____ per share. You must pay this purchase price in cash at the time this option is exercised; provided, however that , with the approval of RVB's Stock Compensation Committee (the "Committee"), you may exercise your option by tendering to RVB whole shares of RVB's Common Stock owned by you or any combination of whole shares of RVB's Common Stock owned by you and cash, having a fair market value equal to the cash exercise price of the shares with respect to which the option is exercised by you. For this purpose, any shares so tendered shall be deemed to have a fair market value equal to the mean between the highest and lowest quoted selling prices for the shares on the date of exercise of the option (or if there were no sales on such date the weighted average of the means between the highest and lowest quoted selling prices on the nearest date before and the nearest date after the date of exercise of the option), as reported in The Wall Street Journal or a similar publication selected by the Committee. To exercise this option, you must send written notice to the RVB's Secretary at the address noted in Section 9 hereof. Such notice shall state the number of shares in respect of which the option is being exercised, shall identify the option exercised as a non-qualified stock option, and shall be signed by the person or persons so exercising the option. Such notice shall be accompanied by payment of the full cash option price for such shares or, if the Committee has authorized the use of the stock swap feature provided for above, such notice shall be followed as soon as practicable by the delivery of the option price for such shares. Certificates evidencing shares of Common Stock will not be delivered to you until payment has been made. To the extent permitted by the Committee, you may deliver a notice to your broker to deliver the cash to RVB upon the receipt of such cash from the sale of RVB Common Stock. Contact the Secretary of RVB for further information about this procedure if you are interested in it.

     2. The term of this option (the "Option Term") shall be for a period of ten years from the date of this letter, subject to earlier termination as provided in paragraphs 3 and 4 hereof. These shares may be purchased at any time, or from time to time, in whole or in part, until the Option Term expires, but in no case may fewer than 100 such shares be purchased at any one time, except to purchase a residue of fewer than 100 shares. Notwithstanding the foregoing or any other provision herein, the option may not be exercised during the first six months of the Option term.

     3. If you cease to be a director of RVB for any reason other than death, you may exercise this option in whole or in part at any time within six months after the date you cease to be a director, but not later than the date upon which this option would otherwise expire.

     4. If you die while serving as a director of RVB, or within six months after you cease to be a director, this option may be exercised in whole or in part by your executor, administrator, or estate beneficiaries at any time within one (1) year after the date of your death but not later than the date upon which this option would otherwise expire.

     5. This option is non-transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. It may be exercised only by you or your guardian, if any, or, if you die, by your executor, administrator, or beneficiaries of your estate who are entitled to your option.

     6. All rights to exercise this option will expire, in any event, ten years from the date of this letter.

     7. Certificates evidencing shares issued upon exercise of this option may bear a legend setting forth among other things such restrictions on the disposition or transfer of the shares of RVB as RVB may deem consistent with applicable federal and state laws.

     8. Nothing in this option shall restrict the right of RVB or its subsidiaries to terminate your service at any time with or without cause.

     9. All notices by you to RVB and your exercise of the option herein granted, shall be addressed to River Valley Bancorp, 430 Clifty Drive-P.O. Box 1590, Madison, Indiana 47250, Attention: Secretary or such other address as RVB may, from time to time, specify.

     10. This option may not be exercised until RVB has been advised by counsel that all other applicable legal requirements have been met.

                                       Very truly yours,

                                       RIVER VALLEY BANCORP


                                       By:
                                          --------------------------------------
                                          Matthew P. Forrester, President/CEO


Accepted on the date above written


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